Exhibit 4.2


                          COMPAQ COMPUTER CORPORATION
              DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN

                                First Amendment
                                ---------------


     Compaq Computer Corporation (the "Company") established the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Plan, effective January 1, 1985, and as amended and restated effective January 1, 1995 (the "Plan"), and delegated the authority to amend the Plan under Section
10.1 to the Plan Administrative Committee (the "Committee") appointed under
Section 8.1 of the Plan.   Effective as of January 2, 1998, the Committee does
hereby amend the Plan to read as follows:

     1. The following definition shall be inserted after Section 2.1(j) of the Plan as Section 2.1(k), and the remaining definitions shall be renumbered accordingly:

     "(k)   'COMMON STOCK' means common stock of the Company, par value $.01 per share."

     2. The second sentence of Section 9.1 of the Plan is amended in its entirety to read as follows:

     "All amounts paid under the Plan shall be paid in cash, first from Trust assets and then from the general assets of the Company; provided, however, that the Committee may determine, in its discretion, to pay in whole shares of Common Stock the portion of an Account that is deemed to be invested in Common Stock for purposes of Section 7.2."


EXECUTED this 15 day of December, 1997.


                                                 COMPAQ  COMPUTER  CORPORATION
                                                 DEFERRED  COMPENSATION  AND
                                                 SUPPLEMENTAL  SAVINGS  PLAN
                                                 ADMINISTRATIVE  COMMITTEE



                                                 By: /s/  Hans  W.  Gutsch
                                                    --------------------------